Exhibit 99.1

Worthington-IBS Acquires Sharon Stairs

COLUMBUS, Ohio--(BUSINESS WIRE)--Worthington Industries (NYSE:WOR) today announced that its subsidiary, Worthington Integrated Building Systems (Worthington-IBS), has acquired the assets of Sharon Stairs, a designer and manufacturer of steel egress stair systems for the commercial construction markets.

“This is a great fit for Worthington as we look to bring a package of solutions to the architectural community through our framing system, Dietrich building products and now Sharon Stairs,” said Ralph Roberts, President of Worthington-IBS. “Sharon Stairs has a national brand, manufacturing know-how, a strong management team and an experienced sales network, all of which fits nicely within our Worthington culture.”

Sharon, previously owned by Willow Grove, Penn., based Alliance Holdings, is headquartered in Akron, Ohio, and has approximately 180 employees. The company has experienced significant growth over the last three years with 2007 sales of $32 million.

Sharon’s Drop-In™ Stair system is a pre-engineered, universally recognized solution to conventional site-built stairways. The system can be customized with tread types, stair designs and railing systems. Worthington-IBS will offer the Drop-In™ Stair system as an option in its mid-rise buildings, offering its customers a superior product with benefits that parallel Worthington’s framing solution.

Sharon President Charles J. Rowe, Jr., sees the opportunity to grow the 40-year old business not only through Worthington-IBS channels, but also through other possibilities within Worthington. “We see synergies across the company in the market served and existing customer base, as well as sharing best practices in manufacturing and fabricating. We’re taking two strong brands and bringing them together to maximize our efforts and offer better building solutions for all of our customers,” said Rowe.

About Sharon Stairs

Established in 1963, Sharon Stairs designs and manufactures steel egress stair systems for commercial construction and services the steel fabricators market. The company is located in Akron, Ohio, and has approximately 180 non-union employees. Visit their Web site at www.SharonStair.com.

About Worthington-IBS

Worthington Integrated Building Systems is part of Worthington Industries, integrating best-in-class products and methodologies to deliver superior turnkey framing solutions for both the residential and the mid-rise construction markets. Worthington-IBS has two facilities and approximately 500 employees. Visit their Web site at www.WorthingtonIBS.com.

About Worthington Industries

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stampings and laser welded blanks. Worthington Industries and its subsidiaries employ more than 8,000 people and operate 67 facilities in 11 countries.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, which are not historical information, constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

CONTACT:
Worthington Industries
Media Contact:
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications
E-mail: cmlyttle@WorthingtonIndustries.com
or
Investor Contact:
Allison M. Sanders, 614-840-3133
Director, Investor Relations
E-mail: asanders@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com